Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Press Contact	Investor Relations Contact

Steve Nguyen Echelon Corporation +1-408-938-5272 qnguyen@echelon.com	Chris Stanfield Echelon Corporation +1-408-938-5243 stanfield@echelon.com

Echelon Reports Second Quarter Results

SAN JOSE, CA – July 21st, 2005 – Echelon Corporation (NASDAQ: ELON) today announced financial results for the quarter ended June 30, 2005 of a loss of $0.11 per share, in line with previous guidance.

Revenues for the quarter ended June 30, 2005 were $17.5 million, a decrease of 38.2% from revenues of $28.3 million for the same period in 2004. LONWORKS® infrastructure revenue was $11.7 million in the second quarter of 2005 versus $11.6 million for the same period in 2004, while Enel revenue was $5.8 million in 2005 versus $16.7 million in 2004. Net loss for the quarter ended June 30, 2005 was $4.6 million or $0.11 cents per share, based on a weighted average of 40,528,000 common shares outstanding, compared to net income of $1.5 million, or $0.04 cents per share, based on a fully diluted weighted average of 41,004,000 common shares outstanding for the same period in 2004.

Revenues for the six-month period ended June 30, 2005 were $39.2 million, compared to revenues of $55.3 million for the same period in 2004. Net loss for the six-month period ended June 30, 2005 was $6.9 million, or $0.17 per share, based on a weighted average of 40,774,000 common shares outstanding, compared to net income of $2.7 million, or $0.07 per share, based on a fully diluted weighted average of 40,940,000 common shares outstanding for the same period in 2004.

Echelon Reports Second Quarter Results	Page 2 of 9

Gross margin for the quarter ended June 30, 2005 was 54.7%, compared with 55.5% for the same period in 2004. Gross margin for the six-month period ended June 30, 2005 was 56.3%, compared to 56.0% for the same period in 2004. Total operating expenses for the quarter ended June 30, 2005 were $15.4 million, compared to $14.6 million for the same period in 2004. Total operating expenses for the six-month period ended June 30, 2005 were $31.0 million, compared to $29.2 million for the same period in 2004.

During the quarter ended June 30, 2005, we repurchased approximately 764,000 shares of Echelon common stock pursuant to our previously announced stock repurchase program. Total cost of the repurchases was approximately $5.0 million. Since the repurchase plan’s inception, we have repurchased approximately 1.1 million shares at a total cost of $7.3 million.

“Our LONWORKS infrastructure business performed well this quarter, and in fact exceeded our expectations in the Americas and EMEA,” said M. Kenneth Oshman, Echelon’s chairman and chief executive officer. “In Asia and Japan, we see market activity building on the foundations we’ve established and we are beginning to see these efforts yield results. In fact, our LONWORKS infrastructure business had its best quarter in Asia since the fourth quarter of 2003, and its best overall quarter since the first quarter of 2001. In our Networked Energy Services (NES) business, the market continues to develop at a far slower pace than we had anticipated at the start of the year. However, we do see some signs of increased pace and positive developments, including the issuance of a public tender by Nuon of the Netherlands, our first customer to trial the NES system, for the first stage of its expanded project. Additionally, the wave of large tenders we had anticipated from the Nordics finally seems to be starting, with sizable tenders recently announced by both Vattenfall and Fortum, two of the largest utilities in Sweden. While there is still much work to do to win a share of these tenders, it is very exciting and important to see them issued since they are a necessary first step that must happen before a large scale project can be awarded.”

Echelon Reports Second Quarter Results	Page 3 of 9

Highlights from the second quarter may be found at http: //www.echelon.com/about/press/. These include:

•	A mass market home automation system was introduced in Korea by KyungDong Network that uses Echelon’s power line smart transceivers to communicate over existing electrical lines in a home. The new e-GA home networking solution is the first of its kind aimed squarely at a sweet spot of the Korean market and includes boiler, lighting, security, access, and gas valve control.

•	The Chicago Transit Authority (CTA) released a request-for-proposal (RFP) requiring the use of LONWORKS control networks in a 700+ car project – the largest ever by the CTA. The range of systems specified to include Echelon’s technology showed the extent to which it has been adopted in the rail transportation industry and the flexibility of the platform. These systems included automatic train control, brake monitoring, readers, propulsion control, auxiliary power supply systems, signage, and smart card readers.

•	The Shanghai Water Authority is using Echelon’s technology to prevent flooding in the Taihu River Valley in the Shanghai region, an area covering almost 37,000 square kilometers and home to over 30 million people. This is a two-phase project designed to regulate water flow in the region to reduce flooding and provide a platform for water quality monitoring. A positive evaluation of the project could lead to it becoming the basis for a national water resource management model.

Business Outlook

The following statements are based on the company’s current expectations. These statements are forward-looking, and actual results may differ materially. Please see “Risk Factors of Forward Looking Statements” at the end of this release for a description of certain important risk factors that could cause actual results to differ.

Echelon management offers the following guidance for the quarter ending September 30, 2005 and the full year ending December 31, 2005:

•	For the quarter, revenue is expected to be approximately $16.5 million, plus or minus $1.0 million. Of this $16.5 million, we expect LONWORKS infrastructure revenues to be approximately $12.0 million, Enel revenues to be approximately $4.2 million, and NES revenues to be approximately $300,000.

Echelon Reports Second Quarter Results	Page 4 of 9

•	For the full year, we expect revenue will be approximately $75.0 million, plus or minus $2.0 million. This compares to our previous guidance of $77.5 million for the year. Our full year guidance for LONWORKS infrastructure revenues is now $48.0 million versus $50.5 million, Enel guidance is now $26.3 million versus $20.5 million, and NES guidance is now $700,000 versus $6.5 million.

•	For both the quarter and full year, gross margin is expected to be between 55.5% and 56.5%.

•	For the quarter, operating expenses are expected to be between $14.5 million and $15.0 million. For the full year, we expect operating expenses to be between $60.0 million and $62.0 million.

•	For the quarter, interest and other income is expected to be approximately $900,000. For the full year, we expect interest and other income to be approximately $4.1 million.

•	For the quarter, we expect our provision for income taxes will be approximately $100,000. For the full year, we expect our provision for income taxes will be approximately $400,000.

•	For the quarter, we expect to generate a loss per share of approximately $0.12, plus or minus $0.01, based on a weighted average of 39,800,000 shares outstanding.

•	For the full year, we expect the loss per share will be approximately $0.38, plus or minus $0.02, based on a weighted average of 40,000,000 shares outstanding. This compares to our previous full year guidance of a loss of $0.34 per share. The increase in our expected loss is due primarily to a reduction in our anticipated LONWORKS infrastructure and NES revenues, partly offset by an anticipated increase in Enel revenues.

For those interested in further discussion regarding this release, Echelon’s management will participate in a conference call today at 9:00 am PT. As part of the call, Echelon management will also discuss the outlook for the NES business for the remainder of this year and provide an assessment of current market conditions. To access the conference call, dial 800-818-6592 (callers outside the US please use +1-312-461-9409); however, due to a limited number of available phone lines, the company asks that only those persons without Web access call this number. The call will be available live today, and for playback on the Investor Relations section of Echelon’s web site (www.echelon.com) through July 28, 2005.

Echelon Reports Second Quarter Results	Page 5 of 9

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is a pioneer and world leader in control networking – networks that connect machines and other electronic devices – for the purpose of sensing, monitoring and controlling the world around us. Echelon’s component and system-level hardware and software products are used by OEMs, VARs, system integrators, utilities – and virtually every class of institution – to design, build, deploy and/or operate robust, scaleable, standards-based control networks and devices. Echelon technology can be found in thermostats, light switches and controllers, electricity meters, appliances, heating and air-conditioning systems, traffic signals, trains, aircraft, factories, and buildings – in more than 50 million “smart” devices made by thousands of manufacturers.

Echelon is also the creator of the LONWORKS platform, an extremely robust, flexible, and expandable standards-based control networking platform upon which manufacturers can build products and applications with unparalleled reliability, security, operational integrity, flexibility, and bottom-line value.

Echelon is based in San Jose, California, with international offices in China, France, Germany, Italy, Hong Kong, Japan, Korea, The Netherlands, and the United Kingdom. Further information regarding Echelon can be found at http://www.echelon.com.

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Echelon, LONWORKS, and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries. Other marks belong to their respective holders.

Risk Factors Regarding Forward Looking Statements

This press release may contain statements relating to future plans, events or performance, such as statements regarding Echelon’s current expectation as to the business outlook for the company. Such statements may involve risks and uncertainties. For example, Echelon is in the process of implementing programs to comply with “RoHS” regulations that require suppliers to eliminate “hazardous substances” such as lead, cadmium, mercury and others from commercial products in the European Union and Japan during 2006. Due to the complexity of transitioning Echelon’s inventories from non-compliant to RoHS-compliant products, Echelon faces the risk that its direct customers and its distributors such as EBV (Echelon’s pan-European distributor) may reduce inventory levels materially during this transition. Such action by customers and/or distributors could result in a reduction in revenue in third and/or fourth quarters of 2005, which would adversely affect Echelons’s operating results. Management cannot estimate such impact

Echelon Reports Second Quarter Results	Page 6 of 9

at this time but expects the impact to primarily affect timing of revenues from quarter to quarter rather than affect total long-term revenue. Other risks include those associated with uncertainties pertaining to market activity relating to the LONWORKS infrastructure business in Asia and Japan; risks that our NES system does not performed as designed or that our NES business is not successful or does not develop as planned at Nuon, in the Nordics and elsewhere: risks relating to the success or timing of Kyung Dong’s introduction of its product line that incorporates Echelon technology; risks relating to the perceived performance of LONWORKS-based home automation systems; risks relating to the awarding of contracts from the Chicago Transit Authority’s request for proposal that includes LONWORKS based products; risks relating to the use of Echelon’s technology by the Shanghai Water Authority; risks relating to the development of markets for Echelon’s products and services and the ability of those products and services to perform as designed and meet customer and consumer expectations; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon’s Form 10-Q when filed with the Securities and Exchange Commission; and with our 2004 annual report on Form 10-K, which was filed with the Securities and Exchange Commission in March 2005.

Echelon Reports Second Quarter Results	Page 7 of 9

ECHELON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2005	December 31, 2004
ASSETS

Current Assets:
Cash and cash equivalents	$22,408	$35,510
Short-term investments	132,639	124,854
Accounts receivable, net	10,771	17,261
Inventories	4,912	5,584
Other current assets	2,479	2,213

Total current assets	173,209	185,422

Property and equipment, net	15,693	16,983
Other long-term assets	21,165	21,511

	$210,067	$223,916

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$5,007	$5,157
Accrued liabilities	6,203	5,452
Current portion of deferred revenues	1,473	1,422

Total current liabilities	12,683	12,031

Deferred rent	964	823
Total stockholders’ equity	196,420	211,062

	$210,067	$223,916

Echelon Reports Second Quarter Results	Page 8 of 9

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Product	$17,268	$28,056	$38,784	$54,911
Service	212	225	379	413

Total revenues	17,480	28,281	39,163	55,324

Cost of revenues:
Cost of product	7,315	12,086	16,022	23,347
Cost of service	598	509	1,104	1,012

Total cost of revenues	7,913	12,595	17,126	24,359

Gross profit	9,567	15,686	22,037	30,965

Operating expenses:
Product development	6,360	6,181	12,577	12,396
Sales and marketing	5,396	5,030	10,421	10,088
General and administrative	3,596	3,402	8,047	6,732

Total operating expenses	15,352	14,613	31,045	29,216

Income (loss) from operations	(5,785)	1,073	(9,008)	1,749

Interest and other income, net	1,281	632	2,342	1,146

Income (loss) before provision for income taxes	(4,504)	1,705	(6,666)	2,895
Income tax expense (benefit)	100	161	200	232

Net income (loss)	$(4,604)	$1,544	$(6,866)	$2,663

Net income (loss) per share:
Basic	$(0.11)	$0.04	$(0.17)	$0.07
Diluted	$(0.11)	$0.04	$(0.17)	$0.07

Shares used in computing net income (loss) per share:
Basic	40,528	40,788	40,774	40,645
Diluted	40,528	41,004	40,774	40,940

Echelon Reports Second Quarter Results	Page 9 of 9

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2005	2004
Cash flows provided by (used in) operating activities:
Net income (loss)	$(6,866)	$2,663
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,111	2,566
Loss on disposal of fixed assets	38	—
Provision for doubtful accounts	(1)	(12)
Change in operating assets and liabilities:
Accounts receivable	6,491	456
Inventories	672	972
Other current assets	(266)	1,068
Accounts payable	(150)	441
Accrued liabilities	751	(14)
Deferred revenues	51	1,252
Deferred rent	141	173

Net cash provided by operating activities	2,972	9,565

Cash flows used in investing activities:
Purchase of available-for-sale short-term investments	(61,886)	(94,046)
Proceeds from maturities and sales of available-for-sale short-term investments	54,193	84,934
Purchase of restricted investments	89	(241)
Change in other long-term assets	224	(99)
Capital expenditures	(826)	(1,233)

Net cash used in investing activities	(8,206)	(10,685)

Cash flows provided by (used in) financing activities:
Proceeds from issuance of common stock.	—	4,869
Repurchase of common stock.	(7,090)	—

Net cash provided by (used in) financing activities	(7,090)	4,869

Effect of exchange rates on cash:	(778)	(146)

Net increase (decrease) in cash and cash equivalents	(13,102)	3,603
Cash and cash equivalents:
Beginning of period	35,510	18,667

End of period	$22,408	$22,270